Exhibit 10.3

May 2, 2024

Michael Levitz

Re: Transitional Services and Separation Agreement

Dear Michael,

This letter agreement follows our conversations regarding your employment with Anika Therapeutics, Inc. (the “Company”). This confirms that you will be transitioning and resigning from your employment. We appreciate your contributions and would like to work with you to make this transition as smooth as possible. Consistent with that, this letter is to express the parties’ mutual understanding and promises concerning the orderly transition of your responsibilities and the ultimate termination of your employment at the Company.

Regardless of whether you sign this Agreement, you are subject to continuing obligations under the Confidentiality and Proprietary Rights Agreement between you and the Company, dated July 29, 2020 (the “Employee Agreement” and with any other confidentiality, restrictive covenant and other ongoing obligations you have to any of the Releasees (as defined below), the “Ongoing Obligations”).

Your Company equity rights remain subject in all respects to the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan and the applicable grant agreements (collectively, the “Equity Documents”).

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. You and the Company agree as follows:

1.	Separation Date; Transition Period

If you enter into and comply with this Agreement you will continue to be employed until December 31, 2024 unless you resign, whether to begin alternative employment or otherwise, or you are terminated with or without Cause (as defined in your Offer Letter with the Company, dated July 29, 2020 (the “Offer Letter”)) prior to that date. Your last day of employment, whether it is December 31, 2024 or an earlier date, shall be referred to as the “Separation Date.” The time period between the date of this letter and the Separation Date shall be referred to as the “Transition Period.”

During the Transition Period you will (i) continue to provide your existing services to the Company until you resign your position as the Company’s Chief Financial Officer (“CFO”) effective June 3, 2024; (ii) work directly with the Company’s new CFO to transition your duties and responsibilities to the new CFO through June 21, 2024; and (iii) provide such other transition services as the President and Chief Executive Officer (the “CEO”) reasonably requests (collectively, the “Transitional Services”). You shall continue to receive your current salary and benefits and continue to vest pursuant and subject to the Equity Documents as a regular employee during the Transition Period except you will not accrue vacation from the date of your resignation as the Company’s CFO through the remainder of the Transition Period and you will not be eligible for any 2024 bonus. Your benefits will cease on the Separation Date, provided that if you elect and remain eligible for COBRA you may continue your health benefits during the applicable COBRA period at your own expense. Your equity rights will remain subject to the Equity Documents in all respects, including with respect to the time period to exercise vested stock options (i.e. within 90 days after the Separation Date, subject to the terms of the Equity Documents).

2.	Severance Benefits

Provided you (i) comply with this Agreement during the Transition Period, (ii) are not terminated by the Company for Cause and do not resign and (iii) reaffirm the terms of this Agreement including the release so that it covers the period between the date of this Agreement and the Separation Date by signing and returning the Certificate attached as Exhibit A hereto after the Separation Date but no later than seven days after the Separation Date ((i), (ii) and (iii) collectively, the “Severance Conditions”):

(a)               Severance Bonus. The Company shall make a one-time payment to you of one hundred thousand dollars ($100,000) (the “Severance Bonus”) on June 21, 2024. On the Separation Date, the Company will also pay you any owed salary, wages, bonuses, and accrued vacation/paid time off outstanding, premiums and/or reimbursable expenses. You acknowledge and agree that you are not eligible for any other bonus from the Company, under the Offer Letter or otherwise.

(b)               Termination without Cause/Not for Breach. If, prior to December 31, 2024, the Company terminates your employment without Cause, and if the termination is not because you breached this Agreement:

a.	The Company shall pay you your salary through December 31, 2024 (the “Balance of Salary”). If payable, the Company shall pay you the Balance of Salary and the Company portion of the premiums of your current benefits for continuing coverage through December 31, 2024 in a single lump sum payment on the first payroll date applicable to your position with the Company after the Certificate Effective Date (as defined in Exhibit A below); provided that the Company shall not be obligated to pay the above amounts before the Certificate Effective Date.

b.	If the Company has not already paid the Severance Bonus, the Company shall pay the Severance Bonus on the first payroll date applicable to your position with the Company after the Certificate Effective Date.

3.	Release of Claims

In consideration for, among other terms, your eligibility for continued employment and for the payments and benefits set forth in this Agreement, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, administrators, representatives, successors and assigns (together with you, the “Releasors”) voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, interest holders, managers, members, partners, investors, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you or any other Releasor have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

-	relating to your employment by and termination of employment with the Company;
-	of wrongful discharge or violation of public policy;
-	under the Offer Letter;
-	of breach of contract including, without limitation, the Offer Letter;
-	of defamation or other torts;
-	under the Retention Agreement
-	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Massachusetts Civil Rights Act, M.G.L. c. 151B, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);
-	under any other federal or state statute);
-	for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
-	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Equity Documents or the Company’s Section 401(k) plan or your rights under this Agreement.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any commissions or other incentive compensation from the Company.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

4.	Resignations from Other Positions; Transition of Information and Access

In connection with the Transition Period, at the Company’s request, you agree to (i) resign from any and all positions, including, without implication of limitation, as CFO, Section 16 Officer and principal financial officer of the Company and as a director, trustee or other officer, or other positions you occupy, or may be deemed to occupy, at the Company, or any of its subsidiaries or affiliates; (ii) execute such documentation as the Company or its applicable subsidiary or affiliate reasonably requires to effectuate such resignations; and (iii) take such steps as the Company (or its applicable subsidiary or affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable subsidiary or affiliate. You acknowledge and agree that your resignations described in the above subsection (i) shall be effective as of June 3, 2024.

5.	Return of Property

You shall not dispose of Company property (including information or documents, including computerized data Company and any copies made of any computerized data Company or software (“Documents”)), without authorization on or before the Separation Date. You agree to return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective) and any information about the Company’s commercial and technical strategies and mechanics associated with implementing those strategies. After returning all Documents and Company property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

6.	Non-Disparagement

Subject to the Protected Activities section below, you agree not to make any oral or written disparaging statements (including through social media) concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, members, directors, shareholders, employees or agents. The Company agrees to instruct the Company’s Board of Directors and C-suite executives not to make any oral or written disparaging statements (including through social media) concerning you. These non-disparagement obligations shall not in any way affect any of the above-

referenced individuals’ obligation to testify truthfully in any legal proceeding.

7.	Noncompetition

For a period of one (1) year after the Separation Date, you shall not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as defined below). You understand that the foregoing restriction is intended to protect the Company’s interest in its confidential information and goodwill, and you agree that this restriction is reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States that is competitive with any business which the Company or any of its affiliates conducted or proposed to conduct at any time during your employment. Notwithstanding the foregoing, you may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

8.	Confidentiality of Agreement-Related Information; Other Obligations

Subject to the “Protected Activities” section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your family, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. You agree to promptly return all Company property to the Company by the Separation Date or earlier upon the Company’s request; not to disclose or use any Company confidential information at any time; not to represent yourself as currently employed by the Company after the Separation Date; and to notify future employers of your Ongoing Obligations.

9.	Not Good Reason; Retention Agreement

You agree that neither this Agreement nor the changes to your employment contained herein constitute “Good Reason” as defined in the Executive Retention Agreement between you and the Company, dated August 10, 2020 (the “Retention Agreement”) and you hereby waive any right to claim Good Reason or a without Cause termination as a result of this Agreement. You further agree and acknowledge that (i) the Company does not owe you any severance or other post- termination benefits or payments pursuant to the Retention Agreement or otherwise in connection with your resignation and (ii) the Retention Agreement is void and of no further force or effect.

10.	Protected Activities

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Employee’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non- privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co- workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right Employee may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

11.	Defend Trade Secrets Act Notice

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12.	Other Provisions

(a)               Termination and Return of Payments. If you breach any of your obligations under this Agreement or the Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your employment without any further payments hereunder. The termination in the event of your breach will not affect your continuing obligations under this Agreement.

(b)              Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(c)               Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)              Jurisdiction; Governing Law; Interpretation. You and the Company hereby agree that the state and federal courts of Massachusetts located in Boston shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper. This Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles.

(e)               Entire Agreement. This Agreement, the Ongoing Obligations (which are incorporated herein by reference) and the Equity Documents constitute the entire agreement between you and the Company and supersede any previous agreements, understandings or communications between you and the Company, including without limitation, the Offer Letter and the Retention Agreement.

(f)                Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).

(g)               Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

[Signature page follows.]

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, hereby acknowledge and certify that I entered into a Transitional Services and Separation Agreement with Anika Therapeutics, Inc. (the “Company”), dated May [—], 2024 (the “Agreement”). Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release of claims in the Agreement, in order to receive the severance benefits described in the Agreement. For this Certificate to become effective and for me to receive such severance benefits, I must sign this Certificate after the Separation Date but no later than seven days after the Separation Date. I will not sign this Certificate before the Separation Date. Subject to the foregoing, the date I sign this Certificate is the “Certificate Effective Date.” I further agree as follows:

1.	A copy of this Certificate was attached as an Exhibit to the Agreement.
2.	In consideration of the benefits described in the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.
3.	I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Agreement.
4.	I also represent that I have not been subject to any retaliation or any other form of adverse action by the released parties for any action taken by me as an employee or resulting from my exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. I agree that I have been paid all unpaid wages and other compensation owed to me of the Separation Date. I also agree that and that none of my rights have been violated under any statute, common law or Company policy, program or agreement. I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Company before executing this Certificate.
5.	I agree that this Certificate is part of the Agreement.

Accepted and Agreed:

Michael Levitz	Date